Exhibit 10.2

The Goldman Sachs

Restricted Partner Compensation Plan

      Section 1. Purposes. The purpose of the Goldman Sachs Restricted Partner Compensation Plan (the “Plan”) is to attract, retain and motivate selected employees of The Goldman Sachs Group, Inc. (“GS Inc.”) and its subsidiaries and affiliates (together with GS Inc., and their and its successors, the “Firm”) who are executive officers of GS Inc. or members of the Firm’s Management Committee (and any successor or successors thereto) in order to promote the Firm’s long-term growth and profitability. It is also intended that all Bonuses (as defined in Section 5(a)) payable under the Plan be considered “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and the Plan shall be interpreted accordingly.

      Section 2. Administration.

      (a) Subject to Section 2(d), the Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of GS Inc. (the “Board”), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of GS Inc., each of whom is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(3) and a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

      (b) The Committee shall have complete control over the administration of the Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under the Plan; (ii) construe, interpret and implement the Plan and each Contract Period Schedule (as defined in Section 4(a)); (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations governing its own operations; (iv) make all determinations necessary or advisable in administering the Plan (including, without limitation, calculating the size of the Bonus payable to each Participant (as defined in Section 4(a))); (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan and any Contract Period Schedule; and (vi) amend the Plan and any Contract Period Schedule to reflect changes in or interpretations of applicable law, rules or regulations.

      (c) The determination of the Committee on all matters relating to the Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

      (d) Notwithstanding anything to the contrary contained herein, the Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder (and no such attempted delegation shall be effective) if such delegation would cause any Bonus payable under the Plan not to be considered performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation shall be void ab initio.

      (e) No member of the Board or the Committee or any employee of the Firm (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Bonus. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or in connection with any Contract Period Schedule and against and from any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.

      Section 3. Contract Period. The Plan shall operate for successive periods (each a “Contract Period”). The first Contract Period shall commence on November 30, 2002 and shall terminate on November 28, 2003. Thereafter, each Contract Period shall be one full fiscal year and/or portions of fiscal years to the extent consistent with Treasury Regulation Section 1.162-27(e)(2), as determined by the Committee.

      Section 4. Participation; Contract Period Schedule.

      (a) Prior to the earlier of (i) the last day of GS Inc.’s first fiscal quarter in a Contract Period or (ii) the 90th day after the beginning of the Contract Period, or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2) (the “Establishment Date”), the Committee shall designate those individuals who shall participate in the Plan for each Contract Period (the “Participants”). The names of the Participants shall be set forth on a schedule (the “Contract Period Schedule”). No individual who is a Participant shall, at the same time, be a participant in The Goldman Sachs Partner Compensation Plan.

      (b) Unless otherwise provided in the Contract Period Schedule and except as provided below, the Committee shall have the authority at any time (i) during the Contract Period to remove Participants from the Plan for that Contract Period and (ii) prior to the Establishment Date to add Participants to the Plan for a particular Contract Period. The Committee shall amend the Contract Period Schedule to reflect an individual’s addition to, or removal from, the Plan.

      Section 5. Bonus Amounts.

      (a) Each Participant shall be paid a bonus amount equal to 1% of the Firm’s “Pre-Tax Pre-PCP Earnings” (as defined in Section 5(c)) with respect to each Contract Period, provided, however, in no event shall such bonus amount for any Participant in any Contract Period exceed $35 million. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce the bonus amount for any Participant for a particular Contract Period at any time prior to the payment of bonuses to Participants pursuant to Section 6 (a Participant’s bonus amount for each Contract Period, as so reduced, the “Bonus”).

      (b) If a Participant’s employment with the Firm terminates for any reason before the end of a Contract Period, unless otherwise provided in the Contract Period Schedule, the Committee shall have the discretion to determine whether (i) such Participant shall be entitled to any Bonus at all, (ii) such Participant’s Bonus shall be reduced on a pro-rata basis to reflect the portion of such Contract Period the Participant was employed by the Firm or (iii) to make such other arrangements as the Committee deems appropriate in connection with the termination of such Participant’s employment.

      (c) For purposes of this Section 5, “Pre-Tax Pre-PCP Earnings” shall mean the Firm’s operating income before taxes as reported in its audited consolidated financial statements for the relevant fiscal year, adjusted to eliminate, with respect to such fiscal year: (i) amounts expensed (A) under each of the Goldman Sachs Partner Compensation Plan and this Plan (and any successor or predecessor plan) or (B) as a result of the amortization of equity-based awards granted to any individual at any time while a participant in the Goldman Sachs Partner Compensation Plan or this Plan (or any successor or predecessor plan), if and to the extent such equity-based awards were determined by reference to a bonus under either such plan; (ii) amounts expensed as a result of the amortization of grants of equity-based awards granted (A) in connection with GS Inc.’s initial public offering or (B) in connection with any acquisition; (iii) losses related to the impairment of goodwill and other intangible assets; (iv) restructuring expenses; (v) gains or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (vi) gains or losses on the extinguishment of debt; (vii) gains on the restructuring of debt or other liabilities; (viii) gains or losses that are the direct result of a major casualty or natural disaster; (ix) losses resulting from any newly-enacted law, regulation or judicial order; and (x) other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence. The above adjustments to Pre-Tax Pre-PCP Earnings shall be computed in accordance with GAAP. Following the completion of each Contract Period, the Committee shall certify in writing the Firm’s Pre-Tax Pre-PCP Earnings for such Contract Period.

      Section 6. Payment of Bonus Amount; Voluntary Deferral. Unless otherwise provided in the Contract Period Schedule, each Participant’s Bonus shall be payable by such Participant’s Participating Employer (as defined in Section 7(k)), or in the case of a Participant employed by more than one Participating Employer, by each such employer as determined by the Committee. The Bonus shall be payable in the discretion of the Committee in cash and/or an equity-based award of equivalent value (provided that in determining the number of GS Inc. restricted stock units, restricted shares of GS Inc. common stock or unrestricted shares of GS Inc. common stock that is equivalent to a dollar amount, that dollar amount shall be divided by the average of the closing prices of GS Inc. common stock over the last 10 trading days in the applicable fiscal year (with fractional shares being rounded to the nearest whole share). The cash portion of the Bonus shall be paid at such time as bonuses are generally paid by the Participating Employer(s) for the relevant fiscal year in U.S. dollars or, if the Participant is located outside the United States, in U.S. dollars or local currency (as determined by the Committee) based upon such conversion rates as the Committee determines are appropriate (and the payments made under this Plan may, at the Committee’s discretion, be subject to tax equalization or similar policies). Subject to approval by the Committee and to any requirements imposed by the Committee in connection with such approval, each Participant may be entitled to defer receipt, under the terms and conditions of any applicable deferred compensation plan of the Firm, of part or all of any payments otherwise due under this Plan. Any equity-based award shall be subject to such terms and conditions (including vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based Award is granted may determine.

      Section 7. General Provisions.

      (a) Amendment, Termination, etc. Unless otherwise provided in the Contract Period Schedule, (i) the Board reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate the Plan and any Contract Period Schedule in any respect whatsoever, including in any manner that adversely affects the rights of Participants, and (ii) the Committee may amend the Contract Period Schedule in any manner it determines. No Participant shall have any rights to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant’s Bonus, that such Bonus shall be paid and the method and timing of its payment. If and to the extent the Board determines that the Bonuses under the Plan should constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require stockholder approval in order for Bonuses paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of GS Inc. as required by Section 162(m) of the Code and the regulations thereunder.

      (b) Nonassignability. No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void. In the event of a Participant’s death, any amounts payable under the Plan shall be paid in accordance with the Plan and the Contract Period Schedule to a Participant’s estate. A Participant’s estate shall have no rights under the Plan or any Contract Period Schedule other than the right, subject to the immediately preceding sentence, to receive such amounts, if any, as may be payable under this Section 7(b), and all of the terms of this Plan and the Contract Period Schedule shall be binding upon any such Participant’s estate.

      (c) Plan Creates No Employment Rights. Nothing in the Plan or any Contract Period Schedule shall confer upon any Participant the right to continue in the employ of the Firm for the Contract Period or thereafter or affect any right which the Firm may have to terminate such employment.

      (d) Arbitration. Any dispute, controversy or claim between the Firm and any Participant arising out of or relating to or concerning the provisions of the Plan or any Contract Period Schedule shall be finally settled by arbitration in New York City before, and in accordance with, the rules then obtaining of the New York Stock Exchange, Inc. (“NYSE”) or, if the NYSE declines to arbitrate the matter in New York City, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all disputes, controversies or claims maintained by any Participant must first be submitted to the Committee in accordance with claim procedures determined by the Committee in its sole discretion. This Section is subject to the provisions of Section 7(e).

      (e) Choice of Forum.

      (1) The Firm and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or any Contract Period Schedule that is not otherwise arbitrated or resolved according to the provisions of Section 7(d). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 7(e) has a reasonable relation to the Plan, the Contract Period Schedule and to the relationship between such Participant and the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 7(d) and 7(e).

      (2) The agreement by the Firm and each Participant as to forum is independent of the law that may be applied in the action, and the Firm and each Participant, as a condition to such Participant’s participation in the Plan (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Firm or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7(e)(1), (iii) undertake not to commence any action arising out of or relating to or concerning this Plan or any Contract Period Schedule in any forum other than the forum described in this Section 7(e) and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Firm and each Participant.

      (3) Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of GS Inc. as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan or any Contract Period Schedule which is not arbitrated pursuant to the provisions of Section 7(d), who shall promptly advise such Participant of any such service of process.

      (4) Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Sections 7(d) or 7(e), except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

      (5) Each Participant recognizes and agrees that prior to being selected by the Committee to participate in the Plan such Participant has no rights hereunder. Accordingly, in consideration of a Participant’s selection to participate in the Plan, each Participant expressly waives any right to contest the amount of any Bonus payable hereunder, the terms of the Plan or any Contract Period Schedule, any determination, action or omission hereunder by the Committee, GS Inc. or the Board, or any amendment to the Plan or Contract Period Schedule. By accepting the payment of any Bonus, each Participant agrees to be bound by the terms of this Plan and any Contract Period Schedule.

      (f) Governing Law. All rights and obligations under the Plan and any Contract Period Schedule shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of Laws.

      (g) Tax Withholding. In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan (including, without limitation, FICA tax), (i) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to the Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

      (h) Right of Offset. The Firm shall have the right to offset against the obligation to pay a Bonus to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

      (i) Severability; Entire Agreement. If any of the provisions of this Plan or any Contract Period Schedule is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Neither this Plan nor any Contract Period Schedule shall supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Plan (or a Contract Period Schedule) and any prior agreement, in which case this Plan (and the Contract Period Schedule) shall prevail.

      (j) No Third Party Beneficiaries. Neither the Plan nor any Contract Period Schedule shall confer on any person other than the Firm and any Participant any rights or remedies hereunder.

      (k) Participating Employers. Each subsidiary or affiliate of GS Inc. that employs a Participant shall adopt this Plan by executing Schedule A (a “Participating Employer”). Except for purposes of determining the amount of each Participant’s Bonus, this Plan shall be treated as a separate plan maintained by each Participating Employer and the obligation to pay the Bonus to each Participant shall be the sole liability of the Participating Employer(s) by which the Participant is employed, and neither GS Inc. nor any other Participating Employer shall have any liability with respect to such amounts.

      (l) Successors and Assigns. The terms of this Plan and each Contract Period Schedule shall be binding upon and inure to the benefit of GS Inc., each Participating Employer and their successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

      (m) Plan Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

      (n) Construction. In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

      (o) Plan Subject to Stockholder Approval. The Plan is adopted subject to the approval of the stockholders of GS Inc. at GS Inc.’s 2003 Annual Meeting in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no Bonus shall be payable hereunder absent such stockholder approval.

     IN WITNESS WHEREOF, and as evidence of the adoption of this Plan effective as of November 30, 2002, by GS Inc., it has caused the same to be signed by its duly authorized officer this 16th day of January, 2003.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Esta E. Stecher

	Name:	Esta E. Stecher
	Title:	Executive Vice President and General Counsel

Schedule A

     As evidenced by the duly authorized signature below, the undersigned entity hereby adopts and elects to participate in The Goldman Sachs Restricted Partner Compensation Plan, as such Plan may be amended from time to time, and appoints The Goldman Sachs Group, Inc. as its agent to do all things necessary to effect such participation.

[Name of Entity]

By:

Name:
Title:

Date: